EXHIBIT 16.1

April 23, 2002

Office of the Chief Accountant
Securities Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

We have read the first four paragraphs of Item 4 contained in the Current Report on Form 8-K, dated April 23, 2002, of Crown Media Holdings, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP

Cc:	William J. Aliber Executive Vice President and Chief Financial Officer Crown Media Holdings, Inc.